Exhibit 10.28
Effective as of January 27, 2016

Dear Jim,
We are pleased to extend to you our offer to join Lands’ End, Inc. (“Lands’ End”) as its Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer, reporting directly to the Chief Executive Officer, contingent on our mutual execution of this letter agreement and your Executive Severance Agreement (as defined below). You will commence employment on January 27, 2016 (your “Start Date”) and you will assume the role of Executive Vice President, Chief Operating Officer, Chief Financial Officer and Treasurer of Lands’ End at 12:01 a.m. on January 30, 2016.

The key elements of your compensation package are as follows:

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Annual base salary at a rate of $625,000. Your annual base salary shall be subject to review by the Compensation Committee of the Board of Directors of Lands’ End (the “Committee”) for increase, but not decrease.

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Participation in the Lands’ End Annual Incentive Plan (“AIP”) with an annual incentive target opportunity of 75% of your base salary. Notwithstanding the foregoing, for Lands’ End’s fiscal year beginning February of 2016, you will receive an incentive payment equal to the greater of (a) the actual incentive earned and payable to you under the AIP in respect of such fiscal year and (b) upon the achievement of threshold performance targets required to satisfy the tax deductibility requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, $312,500 (“2016 Special Incentive Award”). Any incentive award payable with respect to a fiscal year (including the 2016 Special Incentive Award) will be paid by April 15 of the following fiscal year, provided that you are actively employed at the payment date or your employment with Lands’ End terminates following the end of the applicable fiscal year and prior to payment by (x) Lands’ End without Cause (as defined in the Executive Severance Agreement), (y) by you for Good Reason (as defined in the Executive Severance Agreement) or (z) as a result of your death or Disability (as defined in the Executive Severance Agreement).

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You will receive a one-time cash sign-on bonus of $350,000 (“Sign-On Bonus”). 50% of the Sign-On Bonus will be paid on your Start Date and 50% will be paid on the first anniversary of your Start Date. If your employment is terminated by Lands’ End for Cause (as defined in the Executive Severance Agreement) or by you without Good Reason (as defined in the Executive Severance Agreement) prior to the second anniversary of your Start Date, within 30 days of your last day worked, you will be required to pay back the pre-tax amount of the Sign-On Bonus paid to you within the 365 days immediately preceding the date your employment is terminated. For the avoidance of doubt, you shall not have to return any such amounts if your employment terminates by Lands’ End without Cause, by you for Good Reason or as a result of your death or Disability (as defined in the Executive Severance Agreement.

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On or promptly following your Start Date, you will receive a one-time sign-on grant of restricted stock units (“RSUs”) valued, as of the grant date, at $350,000 (the “Sign-On Service-Vesting RSUs”) and a one-time sign-on grant of RSUs valued, as of the grant date, at $415,000 (the “Sign-On Performance-Vesting RSUs”), collectively referred to herein with the Sign-On Service-Vesting RSUs as the “Sign-On RSUs”), in each case, pursuant to the form of restricted stock unit award agreement approved by the Committee , under the Lands’ End, Inc. 2014 Stock Plan (As Amended and Restated) (the “2014 Plan”). The number of Sign-On RSUs granted will be determined using the market closing price of Lands’ End shares on the grant date of the awards. Any Sign-On RSUs that vest will be settled within thirty (30) days after the applicable vesting date by delivery of one share of Lands’ End common stock for each RSU being settled. If your employment is terminated by Lands’ End for Cause or by you without Good Reason, all Sign-On RSUs that are unvested as of the date of such termination will be forfeited; provided, that, upon any other termination of employment (including death or Disability) your Sign-On RSUs shall vest immediately. The Sign-On RSUs will vest as follows:

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The Sign-On Service-Vesting RSUs will be scheduled to vest on a graded basis, with 25% of the RSUs granted vesting on the second anniversary of the Start Date, 25% of the RSUs granted vesting on the third anniversary of the Start Date, and 50% of the RSUs granted vesting on the fourth anniversary of the Start Date.

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The Sign-On Performance-Vesting RSUs will vest subject to Lands’ End’s achievement of applicable performance targets over the fiscal years ending in calendar years 2017 and 2018. The applicable performance targets will be as established by the Committee based on the performance targets applicable to the Lands’ End 2015 LTIP program.

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Your eligibility to participate in future long-term compensation programs of Lands’ End, beginning with the fiscal year beginning in calendar year 2016, will be determined at the same time and in the same manner as other senior executive officers of Lands’ End; provided, however, that your target award opportunity with respect to any given performance cycle will be not less than 100% of your annual base salary as in effect on the date of grant of any such award. Long-term compensation awards will be granted under the 2014 Plan (or a successor plan), in accordance with the terms thereof.

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You will be eligible for relocation assistance in accordance with Lands’ End’s standard relocation policy. To receive relocation assistance, you must sign a Relocation Repayment Agreement, which will be included in the relocation package that will be sent to you from our relocation vendor. In addition, during the period from your Start Date through the 12-month anniversary thereof, Lands’ End will, upon presentation of appropriate documentation and subject to your continued employment, reimburse you for expenses (subject to an appropriate and reasonable cap) incurred by you in commuting between your current primary state of residence and Lands’ End headquarters (including but not limited to roundtrip airfare from your current location as of the date of this letter to Dodgeville, WI and rental car/ parking expenses), it being understood that you shall obtain permanent housing in the Dodgeville, Wisconsin area.

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You will be eligible to receive at least four (4) weeks paid vacation, in accordance with Lands’ End policy. Added to this, you will qualify for six (6) paid national holidays each year. You also will be eligible for up to four (4) personal days per year, after completing six (6) months of service.

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You will be eligible to participate in all retirement, health and welfare programs of Lands’ End on a basis no less favorable than other senior executives of Lands’ End, in accordance with the applicable terms, conditions and availability of those programs. Lands’ End shall provide you with indemnification and advancement of expenses to the fullest extent permitted by applicable law and directors’ and officers’ liability insurance, each at the level provided to senior executives of Lands’ End.

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Lands’ End will promptly pay or reimburse you for reasonable legal fees and expenses incurred by you in connection with the negotiation and drafting of this offer letter, not to exceed $17,500 in total.

•	All cash amounts referenced in this letter agreement are, unless otherwise expressly stated, subject to applicable income and employment tax withholding as required under applicable law.

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Lands’ End and you agree that your workplace location will be at Lands’ End’s principal executive offices in Dodgeville, Wisconsin, subject to such business-related travel as may reasonably be required in order for you to perform your duties to Lands’ End. Lands’ End will reimburse you for all reasonable expenses incurred by you in the course of performing your duties with Lands’ End, subject to its requirements with respect to reporting and documentation of expenses under its expense reimbursement policy, including all travel, hotel and other expenses incurred by you in performing your duties.

This offer of employment to you by Lands’ End is contingent upon you signing an Executive Severance Agreement with Lands’ End in the form attached as Exhibit A hereto (the “Executive Severance Agreement”). This offer also is contingent upon satisfactory completion of a pre-employment drug test and employment eligibility verification (i.e., Form I-9).

By accepting this offer, you agree to devote all of your professional time and attention to the duties required by your positions with Lands’ End while employed and to the best interests of Lands’ End. To that end, you represent and warrant to Lands’ End that: (a) you are not subject to any obligation, written or oral, containing any non-competition provision or any other restriction (including, without limitation, any confidentiality provision) that would result in any restriction on your ability to accept and perform this or any other position with Lands’ End or any of its affiliates; and (b) you are not (i) except for the entity set forth on Exhibit B, a member of any board of directors, board of trustees or similar governing body of any for-profit, non-profit or not-for-profit entity (any such board, a “Secondary Board”) or (ii) a party to any agreement, written or oral, with any entity under which you would receive remuneration for your services; provided, however, that subject to written approval by the Board (not to be unreasonably withheld), you will be eligible, beginning on and after October 1, 2016, to serve as a member of at least one Secondary Board.

Finally, you agree that you will not disclose or use, in violation of an obligation of confidentiality, any information that you acquired as a result of any previous employment or otherwise, and represent and affirm that your employment with Lands’ End will not violate any restrictive covenants by which you are bound under any agreement with any prior employer or other service recipient.

Jim, we are looking forward to you joining Lands’ End. We are excited about the important contributions you will make to the company and look forward to your acceptance of our offer. If you need additional information or clarification, please do not hesitate to call.

The offer of employment contained in this letter will expire, if not accepted by you, within one week from the date of this letter. To accept, please sign below and return this letter, along with your signed Executive Severance Agreement, to my attention.

[END OF DOCUMENT. SIGNATURES ON NEXT PAGE.]

Sincerely,

/s/ Josephine Linden

Josephine Linden
Chair, Board of Directors
Lands’ End, Inc.

Enclosures

Accepted and agreed this 26th day of January, 2016:

/s/ James F. Gooch
James Gooch

Explanatory note: Definitive Executive Severance Agreement filed separately.

Exhibit A
to Lands’ End Offer Letter effective as of January 27, 2016

Executive Severance Agreement attached hereto.

A - 1

Exhibit B
to Lands’ End Offer Letter effective as of January 27, 2016

Sears Hometown & Outlet Stores

B - 1